Exhibit 1

Press Releases
09/06/2007

Rinker Group Pursues Voluntary US Deregistration

(New York – September 6, 2007) Rinker Group Limited (“Rinker”) announced today that it is voluntarily filing a Form 15F with the US Securities and Exchange Commission (the “SEC”) to terminate the registration of its ordinary shares under the Securities Exchange Act of 1934, as amended.  Rinker expects that this termination of registration will become effective 90 days after its filing with the SEC.  As a result of this filing, Rinker's obligation to file certain reports with the SEC, including an annual report on Form 20-F, will immediately be suspended.

In addition, the New York Stock Exchange delisted Rinker's American Depositary Shares ("ADSs") on August 31, 2007 and Rinker is currently in the process of terminating its American Depositary Receipt facility.

The deregistration and delisting of Rinker is related to the successful tender offer by CEMEX Australia Pty Ltd, an indirect wholly-owned subsidiary of CEMEX, S.A.B. de C.V. (“CEMEX”), to acquire all the outstanding ordinary shares and ADSs of Rinker.

Contact:
Cemex Media Relations
Jorge Pérez
(52-81) 8888-4334